EXHIBIT 10.53

SJW GROUP

AMENDED AND RESTATED DIRECTOR COMPENSATION AND
EXPENSE REIMBURSEMENT POLICIES

Effective as of January 31, 2018

I.     DIRECTOR COMPENSATION.

A.     ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE.

The Board, through the Executive Compensation Committee, will review, or request management or outside consultants to review, appropriate compensation policies for the directors serving on the Board and its committees. This review may consider board compensation practices of other similar public companies, contributions to Board functions, service as committee chairs, and other appropriate factors.

B.     COMPENSATION POLICIES.
1.    Annual Retainer.
SJW Group (“SJW”), San Jose Water Company, SJW Land Company, and SJWTX, Inc. shall pay the Chairman of their Board who is not employed by SJW or any of its subsidiaries annual retainers of $30,000, $60,000, $10,000 and $5,000, respectively.
SJW, San Jose Water Company, SJW Land Company, and SJWTX, Inc. shall pay each of their other directors who are not employed by SJW or any of its subsidiaries annual retainers of $5,000, $40,000, $5,000 and $5,000, respectively.
SJW shall pay its Lead Independent Director an annual retainer of $5,000.
2.    Board and Committee Meetings Held In Person.
The meeting fees set forth in this section shall be paid to the directors who are not employed by SJW or any of its subsidiaries (“Non-Employee directors”) in connection with Board and Committee meetings held in person.
The meeting fees for the Chairman of the Board of SJWTX, Inc. shall be $2,500 for each Board meeting attended in person.
The meeting fees for the Chairman of SJW’s Audit Committee and the Chairman of the other SJW Board Committees shall be $3,000 and $2,000, respectively, for each Committee meeting attended in person.

All other Non-Employee directors of SJW and San Jose Water Company shall be paid $1,000 for each Board or Committee meeting attended in person and all other Non-Employee directors of SJW Land Company and SJWTX, Inc. shall be paid $500 for each Board meeting attended in person.
In the event a Non-Employee director attends an in-person Board or Committee meeting by telephone, he or she shall be entitled to receive the meeting fees set forth above in this section for the first meeting attended by telephone in a calendar year and half of such meeting fees for subsequent meetings attended by telephone in the same calendar year.
3.    Board and Committee Meetings Held Telephonically.
The meeting fees set forth in this section shall be paid to Non-Employee directors in connection with Board and Committee meetings held telephonically.
The meeting fees for the Chairman of the Board of SJWTX, Inc. shall be $2,500 for each Board meeting attended.
The meeting fees for the Chairman of SJW’s Audit Committee and the Chairman of the other SJW Board Committees shall be $3,000 and $2,000, respectively, for each Committee meeting attended.
All other Non-Employee directors of SJW and San Jose Water Company shall be paid $1,000 for each Board or Committee meeting attended and all other Non-Employee directors of SJW Land Company and SJWTX, Inc. shall be paid $500 for each Board meeting attended.
4.    Other Meetings.
Non-Employee directors may also receive fees which shall be determined on a case-by-case basis by SJW’s Executive Compensation Committee and ratified by the Board, for attending additional meetings, which are not Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW or any of its subsidiaries (“Other Meetings”).
5.    Long-Term Incentive Plan.
Non-Employee directors may be eligible to participate in SJW’s Long-Term Incentive Plan, as amended (“LTIP”), and may also be eligible to participate in programs now or hereafter established thereunder, as more fully set forth in the LTIP and the programs established thereunder.
6.    Director Pension Plan.
As more fully set forth in a resolution adopted by SJW’s Board of Directors on October 25, 2007 which amends the September 22, 1999 resolution, when a director ceases to be a director of SJW, he or she shall receive a benefit equal to one half of the aggregate annual retainer for service on the Board of Directors of SJW and the Boards of Directors of San Jose

Water Company and SJW Land Company as in effect at the time such director ceases to be a director (the “Director Pension Plan”). This benefit will be paid to the director, his beneficiary or his estate, for the number of years the director served on the Board until December 31, 2007 up to a maximum of 10 years. These payments will be made with the same frequency as the ongoing Directors retainers. Only Non-Employee directors who did not elect, in 2003, to have their existing Director Pension Plan benefits converted into deferred restricted stock pursuant to the Deferred Restricted Stock Program continue to participate in the Director Pension Plan. Directors who elected to convert their existing Director Pension Plan benefits into deferred restricted stock in 2003 and each Non-Employee director who commences Board service on or after April 29, 2003 shall not be eligible to participate in the Director Pension Plan.

II.     EXPENSE REIMBURSEMENT.

All reasonable expenses incurred by a Non-Employee director in connection with his or her attendance at an SJW, San Jose Water Company, SJW Land Company, or SJWTX, Inc Board Meeting, Committee Meeting or Other Meeting, which shall include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States, shall be reimbursed.

Adopted By the Board on January 31, 2018        /s/ Suzy Papazian
Suzy Papazian, Corporate Secretary

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